EXHIBIT 99

AW 1Q2004 Earnings

April 29, 2004

AMERICANWEST BANCORPORATION

CONTACT:    Wes Colley        President and CEO

                                Tim Cassels        Chief Financial Officer

(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES FIRST QUARTER EARNINGS

Spokane, Washington – April 29, 2004 – AmericanWest Bancorporation (Nasdaq: AWBC)

For the three months ended March 31, 2004 as compared to March 31, 2003:

•	Net income increased 10.1%
•	Diluted earnings per share improved 9.7%
•	Loans and deposits grew 10.3% and 12.5%, respectively
•	Net interest margin has remained stable at 6.18% compared to 6.20%

FINANCIAL PERFORMANCE:

AmericanWest Bancorporation announced strong financial results for the first quarter of 2004. Net income was $3.5 million for the three months ended March 31, 2004 compared to $3.2 million for the three months ended March 31, 2003, while diluted earnings per share increased to $0.34, up 9.7% from March 31, 2003. The efficiency ratio increased to 63.73% for the three months ended March 31, 2004 compared to 59.76% for the same period a year ago. Return on average equity was 14.56% and return on average assets was 1.43% at March 31, 2004 as compared to 15.67% and 1.39%, respectively, at March 31, 2003.

“The first quarter of the year has been historically challenging for us, due to the seasonality of our lending activities,” said Wes Colley, President and Chief Executive Officer, “however, we still achieved in excess of 10% increase in net income for the quarter.”

LOAN GROWTH AND CREDIT QUALITY:

At March 31, 2004, the gross loans were $870.2 million, an increase of 10.3% compared to March 31, 2003, and a decrease of 0.7% from December 31, 2003. This decrease is mainly due to the seasonality of lending activities.

The loan portfolio has remained consistent with commercial and industrial loans accounting for 74% and agricultural loans accounting for 14% of the total loans at March 31, 2004 and December 31, 2003. These classifications were 72% and 15%, respectively at March 31, 2003.

AWBC – 1Q2004 Earnings

April 29, 2004

Total nonperforming loans were $11.3 million or 1.3% of total gross loans at March 31, 2004 compared to $12.5 million or 1.4% of total gross loans at December 31, 2003. At March 31, 2003, the total nonperforming loans were $13.0 million or 1.6% of total gross loans.

Allowance for loan losses was $12.5 million for March 31, 2004 and December 31, 2003. This constituted 1.44% and 1.42% of total gross loans at March 31, 2004 and December 31, 2003, respectively. At March 31, 2003, allowance for loan losses was $10.9 million or 1.38% of total gross loans.

The Company’s nonperforming assets were $22.9 million or 2.26% of total assets at March 31, 2004 compared to $19.9 million or 1.95% at December 31, 2003 and $21.2 million or 2.31% at March 31, 2003.

DEPOSIT GROWTH:

At March 31, 2004, deposits were $861.5 million, up 12.5% from March 31, 2003. At December 31, 2003 total deposits were $871.1 million. The increase from the prior year is due mainly to an increase in money market accounts. The cost of deposits has decreased to 1.65% for the three months ended March 31, 2004 as compared to 2.12% for the three months ended March 31, 2003.

NET INTEREST MARGIN:

Net interest margin remained stable at 6.18% for the three months ended March 31, 2004 compared to 6.20% for the three months ended March 31, 2003.

Net interest income increased 8.2% to $14.1 million for the three months ended March 31, 2004 as compared to $13.0 million for the three months ended March 31, 2003. This increase is due mainly to an increase of gross loans by 10.3% from March 31, 2003.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $1.5 million for the three months ended March 31, 2004, consistent with $1.4 million for the three months ended March 31, 2003. Noninterest expense increased to $10.0 million for the three months ended March 31, 2004 from $8.7 million for the three months ended March 31, 2003. The increase in noninterest expense was primarily due to expenses related to foreclosed real estate and other foreclosed assets.

INCOME TAXES:

Income tax expense has decreased as a percentage of income before income taxes to 24.3% at March 31, 2004 compared to 35.3% at March 31, 2003. There were 2 buildings placed into service during the quarter ended March 31, 2004, in which the Company had purchased historical rehabilitation tax credits. The Company has recognized these tax credits during the quarter causing the effective tax rate to decrease. Without the effect of the historical rehabilitation tax credits, the effective tax rate for the three months ended March 31, 2004 would have been 36.5%.

AWBC – 1Q2004 Earnings

April 29, 2004

MISSION STATEMENT:

The mission of AmericanWest Bancorporation is to provide all employees with a positive environment in which to maximize their contributions to our success and attain their career goals; in order to be responsive to customer needs, and partner in helping individuals and businesses in our markets achieve their financial goals, in order to optimize long-term shareholder value and to provide a superior rate of return on shareholder investment.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, future financial targets and earnings outlook of the Company. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

AWBC – 1Q2004 Earnings

April 29, 2004

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3 Months Ended
Statement of Income Data	March 31, 2004	March 31, 2003
Interest Income	$17,306	$16,785
Interest Expense	3,198	3,743
Net Interest Income	$14,108	$13,042
Provision for Loan Losses	1,000	866
Noninterest Income	1,539	1,445
Noninterest Expense	9,972	8,657
Income Before Income Tax	$4,675	$4,964
Income Tax	1,138	1,752
Net Income	$3,537	$3,212

	3 Months Ended
Share Data (1)	March 31, 2004	March 31, 2003
Basic earnings per share	$0.35	$0.32
Diluted earnings per share	$0.34	$0.31
Basic weighted average shares outstanding	10,150,470	10,010,326
Diluted weighted average shares outstanding	10,505,234	10,409,434

Financial Ratios, annualized	March 31, 2004	March 31, 2003
Return on average assets	1.43%	1.41%
Return on average equity	14.56%	15.67%
Efficiency ratio	63.73%	59.76%
Noninterest expenses to average assets	4.01%	3.74%
Net interest margin to average earning assets	6.18%	6.20%

(1)	All per share figures have been adjusted for a 10% stock dividend paid February 20, 2004.

AWBC – 1Q2004 Earnings

April 29, 2004

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands; unaudited)

Statement of Condition Data	March 31, 2004	March 31, 2003	December 31, 2003
Securities	$41,479	$39,699	$40,726
Loans, gross	$870,185	$788,829	$876,390
Total assets	$1,013,734	$917,931	$1,023,907
Deposits	$861,501	$765,977	$871,125
Shareholders’ equity	$100,780	$85,793	$96,198

Loan Portfolio	March 31, 2004	March 31, 2003	December 31, 2003
Commercial and industrial	$645,467	$565,677	$645,156
Agricultural	118,501	116,414	124,395
Real estate mortgage	38,127	43,869	38,075
Real estate construction	32,448	28,328	32,236
Installment	24,916	28,678	26,850
Bank cards and other	10,726	5,863	9,678
Total loans, gross	$870,185	$788,829	$876,390
Allowance for loan losses	(12,505)	(10,873)	(12,453)
Deferred loan fees, net of deferred costs	(179)	(334)	(219)
Total loans, net	$857,501	$777,622	$863,718

Deposit Portfolio	March 31, 2004	March 31, 2003	December 31, 2003
Noninterest bearing demand deposits	$153,371	$129,997	$159,425
Interest bearing deposits:
NOW and savings accounts	448,472	326,747	399,726
Time, $100,000 and over	83,987	143,647	127,117
Other time	175,671	165,586	184,857
Total deposits	$861,501	$765,977	$871,125

	3 months ended
Allowance for loan losses:	March 31, 2004	March 31, 2003
Balance, beginning of period	$12,453	$10,272
Provision for loan losses	1,000	866
Net charge-offs	(948)	(265)
Balance, end of period	$12,505	$10,873
Allowance for loan loss to total loans	1.44%	1.38%

Nonperforming assets:	March 31, 2004	March 31, 2003	December 31, 2003
Accruing loans over 90 days past due	$324	$222	$43
Nonaccrual loans	10,949	12,742	12,485
Total nonperforming loans	$11,273	$12,964	$12,528
Foreclosed real estate and other foreclosed assets	11,637	8,203	7,408
Total nonperforming assets	$22,910	$21,167	$19,936
Ratio of total nonperforming assets to total assets	2.26%	2.31%	1.95%
Ratio of total nonperforming loans to total gross loans	1.30%	1.64%	1.43%
Ratio of allowance for loan loss to nonperforming loans	110.93%	83.87%	99.40%